Exhibit 11

COMPUTATION OF SHARES TO BE ISSUED

                                                                       ACXIOM
                                                                       SHARES
                                                                       TO BE
                                             SHARES     ASSUMED       RECEIVED
                                              OUT-      EXCHANGE        UPON
                                            STANDING     RATIO        EXCHANGE
                                            --------    --------      --------
Company
  Computer Graphics of Arizona, Inc.         20,000     45.75768       915,153
  CG Marketing of Arizona, Inc.               2,000    274.54605       549,092
  Enstech Resources, Inc.                       200    915.15352       183,030
  Norman, Riley & Associates, Inc.            2,000     45.75768        91,514
  Vi-Tech, Inc.                               2,000     45.75768        91,514
                                                                     ---------
Total shares to be issued to Acquired
  Companies                                                          1,830,303
                                                                     =========



COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                  NINE MONTHS
                                                                     ENDED
                        FOR THE FISCAL YEARS ENDED MARCH 31,      DECEMBER 31,
                        ------------------------------------     --------------
                           1996         1997         1998        1997     1998
                           -----        -----        -----       -----    -----
Acquired Companies
  net earnings            $1,200       $1,209       $1,100      $1,062   $1,118
                           =====        =====        =====       =====    =====
Acquired Companies
  pro forma shares
  outstanding -
  basic and diluted        1,830        1,830        1,830       1,830    1,830
                           =====        =====        =====       =====    =====
Acquired Companies
  pro forma earnings
  per share - basic
  and diluted              $0.66        $0.66        $0.60       $0.58    $0.61
                           =====        =====        =====       =====    =====
Shares used in
  computing basic
  earnings per share:
   Acxiom                 63,398       69,279       72,199      72,042   75,230
   Acquired Companies      1,830        1,830        1,830       1,830    1,830
                          ------       ------       ------      ------   ------
   Combined               65,228       71,109       74,029      73,872   77,060
                          ======       ======       ======      ======   ======
Shares used in
  computing diluted
  earnings per share:
   Acxiom                 68,567       78,065       80,909      80,660   75,230
   Acquired Companies      1,830        1,830        1,830       1,830    1,830
                          ------       ------       ------      ------   ------
   Combined               70,397       79,895       82,739      82,490   77,060
                          ======       ======       ======      ======   ======